UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BALL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[Letter to be sent by John A. Hayes, President and Chief Executive Officer, to Fellow Ball Shareholders]

Dear Fellow Ball Shareholder:

WE NEED YOUR VOTE!  Please vote your shares prior to Ball Corporation’s annual meeting of shareholders scheduled for April 27, 2011.

Your broker, or other nominee, can no longer vote your shares for you on most of the matters to be considered at the meeting.  You must now vote your shares or instruct your broker to vote your shares.  The New York Stock Exchange rules governing broker discretionary voting changed beginning in 2010 so if you do not vote your shares, or instruct your broker, or other nominee, on how to vote your shares, they will not be voted.

Why is your vote important?  We have approximately 174 million shares outstanding.  Seventy-five percent (75%) of those shares are held by institutional investors.  Many institutional investors look to governance rating agencies, like RiskMetrics, to advise them how to vote.  Without your vote this could result in the unintended consequence of unnecessarily empowering those rating agencies, which have no vested interest in our company, to determine the outcome of critical shareholder decisions.

Ball Corporation’s board of directors and management are proud of our record performance and our history of returning value to you, our shareholder.  Our performance demonstrates we are well organized and governed to run our business.  We need to elect and retain qualified directors.  The way we pay our employees, the way we protect our shareholders by causing anyone who desires to buy the business to deal directly with our Board of Directors and our long-standing incorporation in Indiana all combine to serve our best interests as owners of the business.

Our results have been excellent:

●	2010 diluted earnings per share were up 20% over 2009 results in a continuing difficult economic climate
●	For 2010, Ball stock significantly outperformed both the S&P 500 and Dow Jones Industrials indices
●	Our 10 year total return to shareholders is 548%
●	Our Board of Directors approved a 2 for 1 stock split effective February 15, 2011, along with a 40% quarterly dividend increase for the first quarter of 2011

We have several important issues for shareholder consideration that are described in your 2011 Ball Corporation Proxy Statement.  I encourage you to learn about those issues and vote on each.  I hope you will vote for or against each proposal as recommended by your Board of Directors as shown on your proxy card.  Regardless of how you vote, it is important that you CONSIDER THE ISSUES AND VOTE.

Thank you for considering this important subject.  Your support and vote is critical.  Thank you for taking the time to address this matter.  If you have questions regarding this letter, please contact Ann Scott at 303-460-3537.  Or if you need a replacement proxy card, please contact Tammie Marshall at Computershare, 312-499-7032.

Sincerely,

/s/ John A. Hayes
John A. Hayes
President and CEO